Long Term International Assignment letter

July 22, 2016                                     Exhibit 10.3

Emilio Braghi

PERSONAL & CONFIDENTIAL – Long Term Assignment Letter

Dear Emilio,

Congratulations on your International Assignment. This letter details the terms and conditions applicable to your assignment in Switzerland. Your targeted start date is subject to your receipt of a valid work permit and our receipt from you of a signed copy of this letter. You will be considered a “seconded” employee from Novelis Italia SDA.

The objective of an international assignment is to create an adaptable, comprehensive program that provides flexibility to move people globally at the right time, to the right location for the business and to the right role for development of talent. As such, Novelis reserves the right to extend and/or end the assignment before or prior to the anticipated end-of-assignment date.

This letter does not create a contract of employment, but simply seeks to confirm the conditions which pertain to your international assignment.

This assignment letter details the benefits that will be provided to you during your Long Term International Assignment. Please refer to the Long Term International Assignment Policy document for complete details and descriptions.

Proposed Position:            SVP President Novelis Europe
Proposed Band and AIP %:        Job Band B, AIP 60%
Assignment Effective Date:        September 1, 2016
Expected Length of Assignment:        3 Years

You will report to:	Chief Executive Officer, Novelis Corporate HQ

Home Country:	Italy
Host Country:                Switzerland

Base Salary: For the duration of this assignment, salary administration will be based on your Home Country policies and practices as well as your performance. Your base salary will be 315,000 Euros. Your next salary review will be July 2017. For the duration of this assignment, you will be paid from the Novelis Italia SDA payroll.

Bonus Plan: While on assignment your target annual bonus opportunity will be 60% of your annual cash base salary earnings during the year. Bonuses are awarded based upon annual individual performance and business performance measured against established objectives and they are typically paid in the first quarter following the end of each performance year. Your potential receipt of an annual bonus is subject to the discretion of the Company and the amount

Long Term International Assignment letter

of any award made to you will depend on a number of factors in addition to your individual performance, including your employment by the Company at the time that such awards are made. Any annual bonus paid to you will be subject to hypothetical tax withholding.

Long Term Compensation: You are eligible to participate in our long-term compensation plan. The types of awards granted under this plan may change from time to time but they currently include stock appreciation rights (SARs) and restricted stock units (RSUs). Under this plan your annual target is set based on your position band. Your potential receipt of a long-term compensation award is subject to the discretion of the Company and the amount of any award to you would depend on a number of factors in additional to your individual performance, including your employment by the Company when such awards are made.

Pension Coverage: As an employee on loan from your Home Country, you will continue to participate in your Home Country savings and retirement plans, if legally possible. If this is not possible, your Host Country has the option, but not the obligation, to agree on alternative arrangements with you.

Assignment Benefits:

Novelis utilizes a relocation services provider, Lexicon Relocation, to assist employees on international assignments. All relocation benefits are administered via Lexicon. Tracy Gorman is the Novelis Global Mobility Manager who will work with Lexicon on the coordination of your assignment benefits. Please contact her with any assignment-related questions. Her contact information may be found on the last page of this letter.

Work Permits/Visas: Lexicon will coordinate with the Immigration Services Provider to assist in obtaining the proper visas/work permits for you and your family. To the extent that you pay any visas, passport, and/or immigration expenses personally, you will be reimbursed per the instructions provided to you. Permanent residence status is not provided for temporary assignments.

House Search Trip: You will be reimbursed for an accommodations search trip to your host country for five (5) business days and up to seven (7) days, including weekends, to review housing rental and schooling options. Destination and settling in services will be provided by Lexicon.

Transportation to the Host Country: You will be reimbursed actual reasonable travel expenses for relocation to the assignment location at the start of the assignment. Class of air travel will be in accordance with your home country business travel guidelines.

Medical Examinations: We strongly suggest that you and your family have a medical examination prior to your departure. This is intended for your own safety to enable you to clarify any medical concerns prior to the start of the assignment.

Medical Coverage: You and your dependents will be continue to be covered by the Company designated international medical benefit plan.

Cultural Orientation and Language Training: You and your family will be offered 2 days of a cultural orientation session provided by Lexicon’s designated service provider. You and your spouse will also be eligible for language training.

Shipment of Personal Effects and Storage: Lexicon will contract with a relocation company to move your household belongings to your host country location. You will be entitled to air ship up

Long Term International Assignment letter

to 500lbs for you, 500lbs for your spouse/partner and 250lbs for each accompanying dependent. You will also be entitled to surface ship your other household goods, limited to a 40-foot container.

Temporary Accommodation: The Company will reimburse you for reasonable temporary furnished accommodation for you and any relocating eligible family member(s) for up to 30 days in the Home or Host location.

Additional Vacation Time: Additional vacation time to move and settle in to the host location shall not exceed three(3) days in the home country and three(3) days in the host country, for a total of six(6) business days, if needed. Any other additional vacation time taken during the relocation period will be per the home country vacation entitlement.

Home Leave: To maintain ties to your Home Country while on assignment, the Company will provide for reimbursement of airfare in accordance with Company Travel Policy for one home trip per year for you and any dependents residing with you in the Host Country. The Company will also reimburse you for transportation to and from the airport, if needed. Vacation days are intended to be utilized when days are spent not working on a home leave trip.

Dependent Visits:
In order to maintain family ties, the company will provide reimbursement of 3 economy class airfare trips per year. This is provided for college dependents and/or other dependents not residing in the host location

Assignment Allowances

These allowances are paid only for the period of your international assignment and will not be considered for bonus, long term compensation and/or benefit calculation purposes. Please note that any tax in relation to these allowances will be paid by the Company.

Relocation Allowance: A relocation allowance equivalent to one month’s salary capped at $10,000 USD, grossed up for taxes, will be paid to you. This allowance is meant to cover any incidental costs incurred in connection with your relocation that are not specifically addressed in the policy.

Cost of Living Allowance: You will receive a cost of living allowance (COLA), if applicable. The COLA will be paid to help insulate you for the higher cost of goods and services in the Host Country. This allowance will be reviewed periodically to reflect new survey data. Please note that the allowance will commence once you move into the assignment location and will terminate in the month in which you vacate your host country residence. The initial COLA will be 7,975 Euros monthly.

Host Housing Allowance: The host housing budget is designed to provide an amount necessary to obtain rental housing in the Host Country. The Company has established the housing budget in Host Country to be a maximum of 8,250 Euros/month. This is based on your family size and data from Novelis’ Data Services Provider. You will be able to choose the type of accommodations that you would like to meet your personal lifestyle needs. However, you are responsible for paying any amount incurred in excess of the established maximum. Should you choose to purchase housing in the host location, Novelis will discontinue this benefit.
Host Housing Utilities Allowance: Novelis will also provide a utilities allowance determined by the designated Data Services Provider in order to assist with utilities such as gas, water, and

Long Term International Assignment letter

electric. Personal utilities – home telephone, internet, or cable television – are not covered. A Utility allowance of 470 Euros/month will be paid to you.
Spousal Assistance Allowance: Novelis will provide acclimation programs through Lexicon Relocation, as needed or a lump sum allowance of $5,000 USD or home country equivalent.
Dependent Education reimbursement: Novelis will reimburse the difference between your current Home Country education costs and the Host Country education costs for private schooling (grades K-12). The differential cost covered includes tuition, application and registration fees, textbooks, mandatory uniforms and transportation costs. Items not in the differential cost include, but are not limited to, lunches, sports clothing or equipment, field trips or extra-curricular activities. Additional details are referenced in the Novelis International Long-Term Assignment policy.
Host Country Transportation: You will be provided with transportation assistance in the Host Country according to the local car policy.

Wire Transfer Allowance: To facilitate the transfer of funds to the Host Country, Novelis will provide a monthly reimbursement of up to $100 USD (net) or local equivalent towards the costs of wire transfer and banking fees.

Tax Equalization
You will participate in the Company’s Tax Equalization Program during your international assignment.  The Company has retained the services of a global tax provide to prepare your Home Country and Host Country tax returns as required during the international assignment. Under tax equalization, you will be responsible for a hypothetical tax liability (e.g., federal, state and local taxes, as applicable), which will be calculated and deducted from each pay check.

The intent of the policy is that your ultimate tax liability will be similar to that which you would have paid in your Home Country had you not received assignment-related compensation or special tax considerations. Each year, a final tax equalization calculation will be prepared to settle your assignment tax obligations.  You should contact the tax representative noted on the last page of this letter to discuss these issues in further detail.

Tax Return Preparation Services
To assist in understanding how your tax position will be affected by the assignment, you will be invited to tax briefings in both your home and host countries with the Company designated tax provider.
Tax return preparation will be provided by the Company designated tax provider for the duration of the assignment and one additional year following repatriation, if needed.
Repatriation
The Company will relocate you and your family back to your Home Country or to another international assignment at the end of this assignment, according to the terms of the International Long Term Assignment Policy. Prior to the successful conclusion of your assignment, you may be contacted to be considered for new opportunities with the Company which may determine the exact location of your repatriation. However, the Company does not guarantee employment at the end of your assignment.

Termination
If you terminate employment at your option and for Good Reason while abroad and you have no employment, at your manager's discretion, the Company will pay moving expenses in accordance with the Company's domestic and foreign policy for yourself, your family, and your household

Long Term International Assignment letter

goods and furniture. Expenses to your point of origin will be paid, provided you return to that point within thirty days of termination.

If you terminate employment at the Company's option while abroad, the Company will pay moving expenses in accordance with the Company's domestic and foreign policy for yourself, your family, and your household goods and furniture. Expenses to your point of origin will be paid, provided you return to that point within thirty days of termination.

If a Company-initiated termination occurs, you will receive adequate advance notice in accordance with the provisions of the Home country policy. Similarly, if you voluntarily terminate, you are expected to give notice in accordance with the provisions of the Home Country Policy. If you are provided leased housing by the Company, you agree to vacate Company housing within thirty (30) days of termination.

Termination will require immediate settlement of all outstanding tax, travel, and other advances.

Years of Service - Impact on Benefits
Your total years of service with companies affiliated with the Company shall be recognized for purposes of calculating retirement benefits.

In some locations, national law may construe a voluntary termination or transfer to an affiliated company as a “termination”, or require that any severance payment to be made should be based on more years of service than those actually performed in the country of last employment. As an expatriate employee, you are not eligible to receive such payments. If however, you do receive them, you will be required to repay the Company upon receipt. If repayment is not made within sixty (60) days, the amounts will be offset against other benefits to which you may be entitled.

Confidential or Proprietary Information
In carrying out the Company’s business, employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. You must maintain the confidentiality of all information so entrusted to you, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of the companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors, if disclosed. You will find more information about this in the Novelis Code of Conduct and Guidelines for Ethical Behavior.

Code of Business Conduct and Ethics
You and your family should understand that you can be, and often are, highly visible representatives of The Company in the host location. As such, you will need to be familiar with and adhere to The Company’s Code of Conduct and applicable Home and Host Country work laws. It is imperative that you and your family members follow both the letter and the spirit of the law, not only to protect yourselves from criminal or civil penalties, but also to maintain and advance the Company’s image as a reputable corporate citizen in the countries in which we operate. You will be expected to operate in compliance with The Novelis Code of Conduct and Guidelines for Ethical Behavior at all times.

Data Protection Act
To manage your assignment effectively we may need to process personal data relating to you for the purpose of personnel and employment administration. This may include the transfer of data to, and processing by, other offices. Examples could include providing the Host Country office with your bank account details, or an emergency contact number for a relative in your home country.

Long Term International Assignment letter

By signing this assignment letter, you consent under the Data Protection Act, to the processing of this personal data. This is likely to include the provision that, from time to time, such data be transferred to the other offices, including those based in countries outside of the EU. Data will only be released to authorized individuals for administrative purposes only.

Governing Law
This letter, your global assignment and your employment relationship generally are subject to and governed by the laws of Home Country in accordance with the terms of the International Assignment Policy. This letter shall not be amended or supplemented unless in writing signed by you and a duly authorized representative of your Host Country.
Confidentiality Requirement
This letter contains the total cash and benefits that you will receive and no local benefits other than those included in this letter are to be provided. By signing this letter, you agree to keep this Agreement confidential and not to disclose its content to anyone except your lawyer, immediate family, or your financial consultant, provided such persons agree in advance to keep the contents of this Agreement confidential and not to disclose it to others.

Best wishes to you in your new assignment.

Sincerely,

/s/ HR Shashikant

HR Shashikant
Chief Human Resource Officer

Please indicate your agreement by signing below and returning this letter as soon as possible.

I have reviewed the general terms and conditions of my international assignment outlined above and by signing below, accept these conditions.

/s/ Emilio Braghi                        July 27, 2016
_________________________________            __________________
Signature                            Date

If at any time you have questions related to your assignment benefits, you can contact:

Tracy Gorman
Manager, Global Mobility
Office: +1 678-823-4875
Mobile: +1 404-565-3134
Tracy.Gorman@novelis.com